Exhibit 5.1

Letterhead of Robinson & Cole LLP

_______, 2005

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

                 Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc. a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on ______, 2005, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) up to an aggregate offering by the Company of debt securities and its preferred stock, $.01 par value and its common stock, $.0001 par value (the “Common Stock”) with an aggregate offering price up to $150,000,000, and (b) the resale of (i) 3,500 shares of 5% Series B Cumulative Convertible Perpetual Preferred Stock of the Company (“Preferred Shares”) and (ii) 297,872 shares of Common Stock of the Company (the “Underlying Shares”), subject to adjustment, issuable upon conversion of the Preferred Shares, which may be offered and sold by the selling shareholder named in the Registration Statement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Common Stock of the Company has been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Preferred Shares issued and outstanding as of the date hereof are duly authorized, legally issued, fully paid and non-assessable and (iii) the Underlying Shares, upon issuance in accordance with the terms of the Preferred Shares, will be duly authorized, legally issued, fully paid and non-assessable.

We are qualified to practice law only in the State of Connecticut. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinion, the Delaware General Corporation Law. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any state other than Connecticut, we have assumed that such laws are identical to the internal substantive laws of the State of Connecticut.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 and to the use our name under the heading “Legal Matters” in the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Robinson & Cole LLP
By: ______________
Richard Krantz